Exhibit 4.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made and entered into as of December 4, 2012, by and between Woodbury Financial Services, Inc., a Minnesota corporation (“Woodbury”), and American International Group, Inc., a Delaware corporation (“AIG”).

RECITALS:

A. Woodbury currently has in place the Woodbury Financial Services, Inc. Deferred Commission Plan, as amended on December 4, 2012 (as amended, the “Plan”), allowing eligible representatives to accumulate tax-deferred earnings.

B. In connection with the Plan, Woodbury entered into that certain Woodbury Financial Services, Inc. Deferred Commission Plan Trust dated October 15, 2010 (the “Trust Agreement”) with Wells Fargo Bank, National Association, as Trustee (the “Trustee”), pursuant to which a trust was established into which Woodbury has made contributions to provide it with a source of funds to assist it in meeting its liabilities under the Plan, such trust having been intended to constitute an unfunded arrangement.

C. On July 31, 2012, SunAmerica Financial Group, Inc., a subsidiary of AIG, entered into a definitive agreement with Hartford Life and Annuity Insurance Company, The Hartford Financial Services Group, Inc. and AIG Advisor Group, Inc. to acquire Woodbury.

D. In connection with the foregoing transaction, Woodbury desires to transfer, assign, convey and delegate to AIG, and AIG desires to acquire and assume from Woodbury, all right, title, interest, liabilities and responsibilities with respect to the Plan and the Trust Agreement; provided, however, that Woodbury shall continue serving in its capacity as administrator of the Plan in accordance with Section 11.1.1 of the Plan (the “Administrative Function”).

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Transfer of Rights and Obligations. Effective as of the date hereof, Woodbury hereby transfers, assigns and conveys to AIG all of its right, title and interest in and to, and hereby delegates all of its obligations (except for the Administrative Function) and liabilities under, the Plan and the Trust Agreement.

2. Assumption of Rights and Obligations. Effective as of the date hereof, AIG hereby accepts the foregoing transfer, assignment and conveyance of Woodbury’s right, title and interest in and to the Plan and the Trust Agreement, and hereby accepts and assumes all obligations (except for the Administrative Function) and liabilities of Woodbury under the Plan and the Trust Agreement and agrees to perform all of the obligations of Woodbury (except for the Administrative Function) under the Plan and the Trust Agreement.

3. Funding. As a result of the foregoing, effective as of the date hereof, AIG hereby replaces Woodbury as the grantor under the Trust Agreement, and AIG is hereby substituted for Woodbury as the “Company” under the Trust Agreement with exclusive authority to direct the Trustee under the terms of the Trust Agreement.

4. Miscellaneous.

a. Further Agreements. Each party hereto agrees that it will, whenever and as often as it shall be reasonably requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments as may be necessary or expedient, and do any further acts as may be necessary or expedient, in order to carry out the purpose and intent of this Agreement. Woodbury agrees to provide AIG with any information or documentation relating to the Plan and the Accounts and Subaccounts established thereunder by Woodbury whenever so requested by AIG.

b. Undefined Terms. All capitalized and undefined terms used herein have the meanings assigned to them in the Plan.

c. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement.

d. Survival. All of the terms and provisions of this Agreement shall survive and remain in effect after the date hereof.

e. Successors and Assigns. This Agreement shall inure to the benefit of the transferees, successors, assigns, heirs, beneficiaries, executors, administrators, shareholders, directors, officers, partners, agents, employees and representatives of each party.

f. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

g. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

h. Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party.

i. Heading. Section and other headings contained in this Agreement are for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

j. Amendments. Any amendment to this Agreement shall be in writing and executed by each party hereto.

k. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed this Agreement as of the date written above.

WOODBURY FINANCIAL SERVICES, INC.

By:	/s/ Richard D. Fergesen
Name:	Richard D. Fergesen
Title:	Chief Financial Officer

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Mitchell D. Schultz
Name:	Mitchell D. Schultz
Title:	Corporate Office, Vice President – HR
Vice President, Global Compensation & Benefits

Signature Page to Assignment and Assumption Agreement